Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-190085, No. 333-198715 and No. 333-204032 on Forms S-8 of Physicians Realty Trust and to the incorporation by reference in the Registration Statements No. 333-197842, No. 333-198400 and No. 333-205034 on Forms S-3 of Physicians Realty Trust of our report dated November 6, 2015 with respect to the statement of revenues and certain direct operating expenses of the IMS Properties for the year ended December 31, 2014 appearing in Physicians Realty Trust Current Report on Form 8-K/A dated November 6, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
November 6, 2015